Exhibit 99.1

LBI Media Announces Resignation of Chief Financial Officer

Burbank, CA – February 14, 2007

Contact: Lenard Liberman (818) 563-5722

LBI Media, Inc. (the “Company”) announced that William S. Keenan, the Company’s Chief Financial Officer, resigned as an officer and employee of the Company on January 26, 2007 to pursue other opportunities. The Company wishes Mr. Keenan well.

On January 26, 2007, the Company’s Board of Directors appointed Lenard D. Liberman, the current Executive Vice President and Secretary, as the Chief Financial Officer of the Company. Since the Company’s formation in 1987, Mr. Liberman, age 45, has managed all day-to-day operations including acquisitions and financings. He received his juris doctorate degree and masters of business administration degree from Stanford University in 1987. Mr. Liberman is a member of the California Bar.

About LBI Media

LBI Media, Inc. is one of the largest owners and operators of Spanish-language radio and television stations in the United States, based on revenues and number of stations. The Company owns twenty-one radio stations and four television stations serving the Los Angeles, CA, Houston, TX, Dallas-Ft. Worth, TX and San Diego, CA markets. The Company also owns a television production facility in Burbank, CA.

Forward Looking Statements

This news announcement contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of the Company’s radio stations, television stations and studio operations. Forward-looking statements include but are not limited to information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, the Company’s actual performance and results may differ from those anticipated in the forward-looking statements. Please see LBI Media, Inc.’s recent public filings for information about these and other risks that may affect the Company. The Company undertakes no obligation to update or revise the information contained herein because of new information, future events or otherwise.